AEROFLEX ACQUISITION THREE, INC.

CERTIFICATE OF INCORPORATION

FIRST:  The name of this corporation shall be Aeroflex Acquisition Three, Inc. (the “Corporation”).

SECOND:  The Corporation’s registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and its registered agent at such address is THE CORPORATION TRUST COMPANY.

THIRD:  The purpose or purposes of the Corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which this Corporation is authorized to issue is One Thousand (1,000) shares, each with a par value of $0.01 per share.

FIFTH:  The name and address of the incorporator is as follows:

Jill Braunstein
c/o Moomjian, Waite & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753

SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the  liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed, and acknowledged this certificate of incorporation this 1st day of October, 2010.

/s/ Jill Braunstein
Name:	Jill Braunstein
Incorporator